Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement of Horizon Bancorp on Form S-4 of our report dated November 25, 2014, on our audits of the consolidated financial statements of Peoples Bancorp as of and for the years ended September 30, 2014 and 2013. We also consent to the references to our firm under the caption “Experts”.

/s/ BKD, LLP

Indianapolis, Indiana

May 5, 2015